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                                 Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in this Amendment Number 1 on Form 8-K/A to Form 8-K of RightCHOICE Managed Care, Inc., a Delaware Corporation, of our report dated February 9, 2000 related to the financial statements of RightCHOICE Managed Care, Inc., a Missouri Corporation, except for
Note 13, for which the date is March 9, 2000, which report is included in the Form 10-K/A of RightCHOICE Managed Care, Inc., a Missouri Corporation, dated October 2, 2000. We also consent to the use of our report dated February 9, 2000 related to the Blue Cross and Blue Shield of Missouri Historical Carve-Out financial statements, except for Note 10, for which the date is March 9, 2000, which report appears in such Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri
January 25, 2001